Exhibit 99.1

Company Contact:
Rick Dean
716-626-3535

Zeolite Exploration Company Reports 24% Increase in Revenues for the Three Months Ended March, 31 2006

Tai'an City, CHINA - May 17, 2006 - Zeolite Exploration Company (OTC BB: ZXPL), a leading producer of Nano Precipitated Calcium Carbonate in China, today announced financial results for the first quarter of the Company's 2006 fiscal year, the quarter ended March 31, 2006.

First Quarter Results

For the first quarter of its new fiscal year ended March 31, 2006, the Company reported revenue of $16.5 million, an increase of 23.9% compared to the $13.3 million reported for the same period last year. Gross profits for the first quarter of the 2006 fiscal year were $4.3 million, or 25.9% of sales, compared to gross profit of $4.1 million, or 31.2% of sales, for the same quarter last year. Total operating expenses for the first quarter of the 2006 fiscal year were $0.92 million, or 5.6% of sales, compared to $0.49 million, or 3.7% of sales, for the same quarter last year. Net income for the first quarter of fiscal 2006 was $3.5 million, or $.08 per basic and fully diluted share (based on 45.1 million shares), compared to net income of $3.7 million, or $.04 per basic and fully diluted share (based on 87.3 million shares) for the same quarter last year. In addition, the Company completed a reverse acquisition transaction with Faith Bloom Limited in March 2006, and as a result, incurred approximately $0.35 million transaction costs in connection with this event. Excluding the $0.35 million in transaction costs from the first quarter of 2006 results, the Company's net profit is approximately $3.84 million for the three month period ended March 31, 2006 as compared to approximately $3.67 million for the same period of the prior year, an increase of approximately $0.17 million or about 4.5%. Comprehensive income for the first quarter of fiscal 2006 increased 5.4% to $3.9 million, compared with $3.7 million for the same period last year.

The Company's cash and cash equivalents balances as of March 31, 2006 were $28.0 million, compared to cash equivalents of $10.7 million as of December 31, 2005. As of March 31, 2006, the Company recorded working capital of $32.4 million, and stockholders' equity increased to $42.7 million, compared to $24.8 million as of December 31, 2005.

About Zeolite Exploration Company

Zeolite is a leading producer of NPCC (Nano Precipitated Calcium Carbonate) in China. NPCC is a highly valued additive used in the manufacture of a wide and growing range of products including tires, PVC plastics, paint, coatings and paper. Zeolite holds intellectual property rights to a new manufacturing technology that reduces product cost and increases quality and throughput. Due to sharp increases in current and projected demand for NPCC in China, Zeolite plans to invest $45 million to build a new state of the art factory and purchase equipment for the new plant.

Forward-Looking Statements
This release contains certain "forward-looking statements" relating to the business of Zeolite and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and


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uncertainties,   including  all  business   uncertainties  relating  to  product
development, marketing, regulatory actions or delays, the ability to obtain or maintain intellectual property protection, market acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Zeolite is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.